UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 19, 2008

Monaco Coach Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way,

Coburg, Oregon 97408

(Address of Principal Executive Offices, including Zip Code)

(541) 686-8011

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2008, Monaco Coach Corporation (the “Company”) entered into Severance and Change in Control Agreements (the “Agreements”) with its officers and certain other key managerial personnel, including the following executive officers: Kay L. Toolson, Chairman and Chief Executive Officer, John W. Nepute, President, P. Martin Daley, Vice President and Chief Financial Officer, Richard E. Bond, Senior Vice President, Secretary and Chief Administrative Officer, and Michael P. Snell, Vice President of Sales and Marketing.  These Agreements were approved by the Compensation Committee and the Board of Directors and provide for the following principal benefits for these five executive officers:

Termination of Employment in the Absence of a Change in Control

If the Company terminates the officer’s employment without Cause (as defined in the Agreements) or if the officer resigns from such employment for Good Reason (as defined in the Agreements) before a Change in Control (as defined in the Agreements) of the Company or more than 18 months after a Change in Control, the officer will receive the following under his Agreement:

 (i) a lump sum payment of 12 months of base salary in the case of Mr. Toolson and Mr. Nepute and nine months for Messrs. Daley, Bond and Snell, in each case using the base salary in effect immediately prior to the termination of employment or, if greater, the base salary in effect immediately prior to the executive salary reduction implemented under the Executive Pay Reduction Program approved by the Company on July 21, 2008; and

(ii) reimbursement for the cost of continued COBRA premiums for the period of the severance benefit or, if sooner, until the officer and eligible dependents become covered under similar health insurance plans.

Termination of Employment in Connection with a Change in Control

If the Company terminates the officer’s employment without Cause or if the officer resigns from such employment for Good Reason within 18 months after a Change in Control, the officer will receive the following under his Agreement:

(i)  a lump sum severance payment in the case of Mr. Toolson and Mr. Nepute of 200% of the sum of the officer’s base salary and the average of the officer’s annual bonus for the past three fiscal years and, in the case of Messrs. Daley, Bond and Snell, 150% of such amounts, in each case using the base salary which is the greater of (A) the level in effect immediately prior to the officer’s termination date, (B) the level in effect immediately prior to the Change in Control or (C) the level in effect immediately prior to the executive salary reduction implemented under the Executive Pay Reduction Program approved by the Company on July 21, 2008; and

(ii) reimbursement for the cost of continued COBRA premiums for the period of the severance benefit or, if sooner, until the officer and eligible dependents become covered under similar health insurance plans.

Other Provisions

The Agreements with Messrs. Toolson, Nepute, Daley, Bond and Snell include non-solicitation and non-competition covenants.  The Agreements will terminate two years after their effective dates unless extended by mutual agreement of the parties.  If a Change in Control occurs during the term of the Agreements, the Agreements will extend automatically through a date 18 months following the effective date of the Change in Control. In addition, if an officer becomes entitled to benefits under his Agreement, the Agreement will not terminate until all of the obligations in the Agreement have been satisfied.

The terms Cause, Change in Control and Good Reason as used in the above summary are each defined terms in the Agreements.

In connection with the implementation of the Agreements, the Company modified its Annual Incentive Plan (cash bonus program) to provide that upon the occurrence of a change in control of the Company, executives who participate in the Annual Incentive Plan will receive a pro-rated amount of the target bonus (pro-rated to the date of the change in control) rather than the full target bonus.  Also, beginning with awards made in 2009, performance share award agreements under the Company’s Long-Term Incentive Plan will provide that in the event of a change in control awards will be pro-rated for payment to the date of the change in control rather than the full target award.  Additionally, the Compensation Committee determined that the annual target performance share awards under the Long-Term Incentive Plan will be reduced by 50% for 2009 and 2010.

The foregoing summary is qualified in its entirety by the full terms of the Agreements, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the third quarter.

The implementation of the Agreements is intended to support the Company’s goal of retaining critical executive talent in a challenging business environment through competitive benefit programs.  The Company believes that the design of the Agreements reflects evolving practices in the area of change-in-control benefits, including limited pay multiples and excluding the frequently-used covenant to compensate executives for potential excise taxes on their change-in-control benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monaco Coach Corporation

By:	/s/ P. Martin Daley
P. Martin Daley Vice President and Chief Financial Officer

Date:  August 22, 2008